EXHIBIT 99.3

Home Federal Bancorp Employees’ Savings and Profit Sharing Plan and Trust
Financial Statements as of December 31,
2007 and 2006, and for the Year Ended December 31, 2007, Supplemental Schedule as of December 31, 2007, and Report of Independent Registered Public Accounting Firm

HOME FEDERAL BANCORP
EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2007 and 2006	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended	3
December 31, 2007

Notes to Financial Statements as of December 31, 2007 and
For the Year Ended December 31, 2007	4-8

SUPPLEMENTAL SCHEDULE--	9

Form 5500—Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year)
As of December 31, 2007	10

NOTE: All other schedules required by Section 2520.103-10 of the Department of
Labor’s Rules and Regulations for Reporting and Disclosure under the
Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator

Home Federal Bancorp Employees’ Savings and Profit Sharing Plan and Trust

Columbus, Indiana

We have audited the accompanying statements of net assets available for benefits of Home Federal Bancorp Employees’ Savings and Profit Sharing Plan and Trust (the “Plan”) as of December 31, 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.  The financial statements of Home Federal Bancorp Employee's Savings and Profit Sharing Plan and Trust as of and for the year eneded December 31, 2006, were audited by other auditors whose report dated July 11, 2007, expressed an unqualifed opinion on those statements.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007, and the changes in net assets available for benefits for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2007 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2007 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/Somerset CPA's, P.C.

Indianapolis, IN

June 25, 2008

HOME FEDERAL BANCORP
EMPLOYEE’S SAVINGS AND PROFIT SHARING PLAN AND TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2007 AND 2006

	2007	2006

ASSETS:
Participant-directed investments—at fair value:
Home Federal Bancorp stock fund	$1,886,647	$2,642,919
Collective trusts	7,192,339	6,643,535
Participant loans	162,588	85,705

Total investments	9,241,574	9,372,159

Receivables:
Investment income	17,942	18,463
Contributions - Other	24,674	12,082

Total receivables	42,616	30,545

Total assets	9,284,190	9,402,704

LIABILITIES:
Excess contributions to be funded	-	26,034
Accounts payable	22,538	12,082

Total liabilities	22,538	38,116

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	9,261,652	9,364,588

Adjustments from fair value to contract value
For fully benefit-responsive investment contracts	22,861	13,272

NET ASSETS AVAILABLE FOR BENEFITS	$9,284,513	$9,377,860

See notes to financial statements.

HOME FEDERAL BANCORP
EMPLOYEE’S SAVINGS AND PROFIT SHARING PLAN AND TRUST

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2007

ADDITIONS:
Contributions:
Participant contributions	$798,604
Employer contributions	135,944

Total contributions	934,548

Investment income:
Net depreciation in fair value of investments	(72,415)
Dividends and interest	97,715

Total investment income	25,300

DEDUCTIONS:
Benefits paid to participants	(996,604)
Administrative expenses	(56,591)

Total deductions	(1,053,195)

DECREASE IN NET ASSETS	(93,347)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	9,377,860

End of year	$9,284,513

See notes to financial statements.

HOME FEDERAL BANCORP

EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007, AND FOR THE YEAR ENDED DECEMBER 31, 2007

1.	DESCRIPTION OF THE PLAN

The following description of the Home Federal Bancorp Employees’ Savings and Profit Sharing Plan and Trust (the “Plan”), as amended, is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General—The Plan is administered by the plan committee, John Keach Jr., Mark Gorski and Pennie Stancombe.  The Plan is a contributory, defined contribution plan covering substantially all employees of Home Federal Bancorp (the “Company”) who have completed one month of service and attained at least 21 years of age. Once employees meet these requirements and elect to participate, they are eligible to make contributions at the beginning of the month following their enrollment date.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions—Participants may elect to contribute not less than one percent nor more than 75% of gross compensation, as defined, during each pay period. Gross compensation includes commissions and bonuses at the direction of the employee. Participants can direct their contributions into one or more of the fifteen investment options offered by the Plan. Participant contributions are allocated 100% to the contributor’s individual account balance each payroll period.

Home Federal Bancorp’s matching contributions during 2007, as required in the Plan document, were equal to $.50 for each $1.00 of eligible participant savings contributions up to a maximum of three percent of compensation. These contributions are separately identified in a “matching account.” Employer contributions are allocated to investment options within each individual’s account in the same ratio as individual employee contributions. The Plan also allows for additional discretionary match to be determined by the Company each year. The participant must be an employee of the Company for six consecutive months to be eligible to receive employer contributions. For the year ended December 31, 2007, management did not elect to contribute discretionary match contributions.

Participant Accounts—Individual accounts are maintained for each Plan participant. Investment income or loss is allocated to individual accounts based on individual account balances relative to the total account balances as of the allocation date. Investment income or loss includes the net of earned interest and dividends and realized and unrealized gains and losses.

Vesting—Participant contributions and allocated amounts of investment income or loss are at all times 100% vested. Matching account contributions become 100% vested upon attaining age sixty-five, disability or death, upon termination after attaining age fifty-five or upon termination of the Plan. Vesting prior to any of the previously noted attainments is determined as follows:

Years of	Vested
Service	Percentage

Less than 1 year	0%
Greater than 1 year but less than 2 years	33.33
Greater than 2 years but less than 3 years	66.66
3 years or more	100

A participant is credited with one year of service for each Plan year in which the participant has at least 1,000 hours of service.

Payment of Benefits

      Upon termination of service, death, or disability, a participant may elect to receive a single lump-sum, a series of payments or employer stock equal to the value of his or her account.  All distributions are subject to the applicable provisions of the Plan agreement.  Benefit payments are recorded upon distribution.

Participant Loans—Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at rates ranging from 7.50% to 9.25% which are commensurate with local prevailing rates at the time funds were borrowed as determined by the Plan administrator, Home Federal Bancorp.  Principal and interest is paid ratably through payroll deductions on the first payroll run of each month. Participant loans are valued at the outstanding loan balances.

Forfeitures—Forfeitures of a participant’s nonvested portion of their matching account occur when a participant incurs five consecutive one year periods of severance. Forfeited amounts are held in a separate suspense account and are used to reduce future employer contributions. During 2007, employer contributions were not reduced by amounts from forfeited nonvested accounts.  At December 31, 2007 forfeited nonvested amounts remaining for future use totaled $12,324

Administrative Expenses—The Bank of New York trustee and custody fees were paid from the net assets of the Plan.

Excess Contributions Payable—The Plan is required to return contributions received during the Plan year in excess of the Internal Revenue Code (“IRC”) limits.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America, on the accrual basis of accounting.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan.  As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value.  The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Common/collective trust funds are stated at fair value as determined by the issuer of the common/collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value. Participant loans are valued at the outstanding loan balances.

The Pentegra Stable Value Fund is a stable value fund that is a collective investment and reinvestment in one or more bank, insurance company or synthetic investment contracts, and in short-term investments. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.  Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.  The Plan’s investment in the Pentegra Stable Value Fund consists of certain investment contracts.  The fair value of traditional guaranteed investment contracts is determined using a discounted cash flow methodology where the individual contract cash flows are discounted at the prevailing interpolated swap rate as of year-end.

Synthetic investment contracts represent individual assets placed in a trust, with ownership by the Fund; a third party issues a wrapper that guarantees that participant transactions are executed at contract value.  Individual assets of the synthetic investment contract are generally valued at representative quoted market prices.  Short-term securities, if any, are stated at amortized cost, which approximates market value.  Debt securities are valued on the basis of valuations furnished by a pricing service approved by the Trustee, which determines valuations using methods based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders.  Investments in regulated investment companies or collective investment funds are valued at the net asset value per share/unit on the valuation date.  Securities for which market quotations are not readily available or have quotations which management believes are not appropriate, are valued at fair value as determined in good faith by the Trustee.  Accrued interest, if any, on the underlying investments is added to the fair value of the investments for presentation purposes.  The fair value of the wrap contracts is determined using the market approach discounting methodology which incorporates the difference between current market level rates for contract level wrap fees and the wrap fee being charged.  The difference is calculated as a dollar value and discounted by the prevailing interpolated swap rate as of period-end.

Purchase and sales of securities are recorded on the trade-date basis.  Dividend income isrecorded on the ex-dividend date.

Plan Assets—Plan assets are maintained in the custody of The Bank of New York. Home Federal Bancorp and the Bank of New York are the trustees for the Employer Stock Fund and the Collective Trusts, respectively.

Risks and Uncertainties—Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.	INVESTMENTS

The Plan’s investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2007 and 2006, are as follows:

	Fair Value
	2007	2006

Home Federal Bancorp Stock Fund	$1,886,647	$2,642,919
State Street Investors Pentegra Stable Value Fund	600,395	726,170
State Street Investors S & P Midcap Index SL Series Fund	996,948	906,897
State Street Investors Moderate Strategic Balanced SL Fund	1,338,491	1,224,552
State Street Investors Aggressive Strategic Balances SL Fund	593,202	519,761
State Street Investors S & P Growth Index SL Fund	531,220	518,703
State Street Investors S & P Value Index SL Fund	518,822	515,702
State Street Investors S & P 500 Flagship SL Series Fund	514,441	*
State Street Investors Russel 2000 Index SL Series Fund	486,643	501,364

* Did not represent more than 5% of Plan Assets in 2006.

During 2007, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

Collective Trusts	$388,509
Stock fund	(460,924)

Total depreciation in fair value of investments	$(72,415)

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

At December 31, 2007 and 2006, the Plan held 81,257 and 119,211 shares, respectively, of common stock of Home Federal Bancorp, the sponsoring employer, with a cost basis of $2,201,831 and $2,493,253, respectively. During the year ended December 31, 2007, the Plan recorded dividend income of $70,199.

5.	FEDERAL INCOME TAX STATUS

The Plan uses a prototype plan document sponsored by Pentegra Services Inc. (“Pentegra”). Pentegra received an opinion letter from the Internal Revenue Service (“IRS”), dated March 31, 2008, which states that the prototype document satisfies the applicable provisions of the IRC. The Plan itself has not received a determination letter from the IRS. However, the Plan’s management believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income tax has been included in the Plan’s financial statements.

6.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event the Plan is terminated, the participants would become 100% vested in their accounts.

7.	SUBSEQUENT EVENTS

Effective January 1, 2008, the Plan was amended to increase the employer match to $.50 for $1.00 of eligible participant savings contributions up to a maximum of six percent of compensation.

The Plan was amended to reflect the new name of the Plan Sponsor.  The Plan's name effective March 1, 2008 is Indiana Bank and Trust Company Employees' Savings & Profit Sharing Plan and Trust.

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SUPPLEMENTAL SCHEDULE

HOME FEDERAL BANCORP
EMPLOYEE’S SAVINGS AND PROFIT SHARING PLAN AND TRUST

EIN: 35-1807839
PLAN NUMBER : 002

FORM 5500, SCHEDULE H Part IV; LINE 4i—SCHEDULE OF ASSETS
(HELD AT END OF YEAR)
AS OF DECEMBER 31, 2007

Fair
Value

*Home Federal Bancorp Stock Fund
Home Federal Bancorp Stock, 81,257 Units	$1,868,098
Collective Short-Term Investment Fund, 18,549 Units	18,549
Total Home Federal Bancorp Stock Fund	1,886,647

State Street Investor Services Funds:
S&P 500 Flagship SL Series Fund, 1,813 Units	514,441
**Pentegra Stable Value Fund, 56,644 Units	600,395
S&P Midcap Index SL Series Fund, 32,759 Units	996,948
Short-Term Investment Fund, 423,455 Units	423,455
Long US Treasury Index SL Series Fund, 20,630 Units	240,110
Daily EAFE Index SL Series Fund, 15,008 Units	354,651
Conservative Strategic Balanced SL Fund, 16,138 Units	254,440
Moderate Strategic Balanced SL Fund, 91,709 Units	1,338,491
Aggressive Strategic Balanced SL Fund, 44,858 Units	593,202
S&P Growth Index SL Fund, 42,672 Units	531,220
S&P Value Index Fund, 41,023 Units	518,822
Russell 2000 Index SL Series Fund , 19,288 Units	486,643
NASDAQ 100 Index Non-Lending Fund, 20,422 Units	263,565
REIT Index Non-Lending Series Fund, 2,704 Units	72,975
State Street Global Advisors Target Retirement 2045SL Fund, 1 Unit	13
State Street Global Advisors Target Retirement 2035 SL Fund, 248 Units	2,958
State Street Global Advisors Target Retirement 2025 SL Fund, 1 Unit	10
*Participant loans, with interest rates ranging from 7.5% to 9.25%, and
Maturity dates through June 2022	162,588

TOTAL INVESTMENTS	$9,241,574

*Denotes a party-in-interest

**Contract value is $623,256.